Exhibit 99.1

Contact Information:

Investors:

Brainerd Communicators, Inc.

Corey Kinger

(212) 986-6667

kinger@braincomm.com

WEIGHT WATCHERS ENTERS HEALTHCARE PARTNERSHIP

New York, NY, December 5, 2014 — Weight Watchers International, Inc. (NYSE: WTW) today announced that it has engaged in a partnership with Humana, Inc. to offer its weight management services as a part of coverage under certain employer-sponsored health plans. Further details will be announced in the coming months.

Weight Watchers believes that the healthcare space will increasingly demonstrate market demand for proven, effective, scalable and cost-efficient weight management programs. The Company believes that this agreement is a significant step in advancing its healthcare initiative.

While this new strategic partnership will bring benefits to clients beginning in 2015, the Company continues to anticipate that 2016 will be the first year of meaningful incremental revenue from its healthcare initiative.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds more than 40,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. Weight Watchers provides innovative, digital weight management products through its websites, mobile sites and apps. Weight Watchers is the leading provider of digital weight management products in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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